                                                                    EX 99.5.A(i)

                     [LETTERHEAD OF MHP ACQUISITION CORP.]




                                                                 January 8, 1997


                   Re:   Tender Offer for Units of
                         Marriott Hotel Properties Limited Partnership
                         ---------------------------------------------
Dear Unitholder:

        MHP Acquisition Corp. (the "Purchaser") is (i) decreasing the Minimum Tender Condition of its Offer to 400 Units and (ii) as a result, extending its Offer to purchase your units of limited partnership ("Units") in Marriott Hotel Properties Limited Partnership (the "Partnership") at a net cash price per Unit of $80,000 until Tuesday, January 14, 1997. As of January 7, 1997, 423 Units had been validly tendered pursuant to the Offer, and, accordingly, subject to a Unitholder's rights to withdraw, the Minimum Tenders Condition will be satisfied. The decrease in the Minimum Tender Condition, however, does not affect the Offer's proration provision, which will only apply if more than 450 Units are validly tendered and not withdrawn.

        Our Offer was originally sent to you on November 19, 1996 (the "Offer to Purchase") and by letter dated December 23, 1996, the Offer was extended until Friday, January 10, 1997. Unless otherwise defined herein, capitalized terms in this letter have the same meaning as in the Offer to Purchase. The amended terms of the Offer set forth below (the "Amendments") supplement and should be read in conjunction with the Offer to Purchase, which, except to the extent modified by this letter, is incorporated herein by reference.

                                THE AMENDMENTS

        DECREASE IN THE MINIMUM TENDER CONDITION TO 400 UNITS. The Purchaser's Offer is amended to decrease from 450 Units to 400 Units (40% of the outstanding Units) the minimum number of Units required to be validly tendered and not withdrawn as of 6:00 p.m., New York City time on January 14, 1997, in order for the Purchaser to consummate the Offer (the "Minimum Tender Condition"). As of January 7, 1997, 423 Units have been validly tendered, and, accordingly, subject to a Unitholder's right to withdraw, the Minimum Tender Condition will be satisfied. The decrease in the Minimum Tender Condition, however, does not affect the Offer's proration provision. If 450 Units or less are validly tendered and not withdrawn as of the Expiration Date as defined below, the Units tendered will not be subject to proration. If more than 450 Units are validly tendered and not withdrawn as of such date, the Units will be subject to proration (in accordance with Securities and Exchange Commission regulations). See "The Tender Offer--Section 1--Terms of the Offer, Expiration Date and Proration."


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      OFFER EXTENDED TO TUESDAY, JANUARY 14, 1997.  The Purchaser's Offer hereby is amended to extend the period of time for which the Offer is open until 6:00 p.m. New York City time, on Tuesday, January 14, 1997 (the "Expiration Date"). Accordingly, the Offer, proration period and withdrawal rights now will expire at such time. See "The Tender Offer--Section 1--Terms of the Offer, Expiration Date and Proration." Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment, and promptly pay for, all Units (subject to proration) validly tendered and not withdrawn as of the Expiration Date. See "The Tender Offer--Section 2--Acceptance for Payment and Payment for Units."

      Units which have previously been validly tendered and not withdrawn constitute valid tenders for purposes of the Offer as amended. In order to tender your Units pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, as amended by this letter. See "The Tender Offer--Section 3--Procedures for Accepting the Offer and Tendering Units."

      The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, Trust Company of America, 7103 South Revere Parkway, Englewood, Colorado 80112-9523, phone: (800) 955-9033.

                                 *  *  *  *  *

      If you have any questions about the Offer, or need help in completing the Letter of Transmittal, please call the Information Agent. If you have any questions regarding Partnership operations, please call Host Marriott Investor Relations at (301) 380-2070.

      We thank you for your consideration and prompt attention to this matter.

                                         Very truly yours,

                                         MHP ACQUISITION CORP.

                                         By: /s/ Christopher J. Nassetta
                                            -----------------------------
                                            Christopher J. Nassetta
                                            President


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